EXHIBIT I

Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required on Schedule 13G need be filed with respect to ownership by each of the undersigned of shares of Common Stock of Daleen Technologies, Inc.

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

Dated: July 2, 2004

THE ST. PAUL COMPANIES, INC.

By:	/s/ Bruce A. Backberg
Bruce A. Backberg
Its:	Senior Vice President

ST. PAUL FIRE AND MARINE INSURANCE COMPANY

By:	/s/ Bruce A. Backberg
Bruce A. Backberg
Its:	Senior Vice President

VESBRIDGE PARTNERS, LLC

By:	/s/ Zenas W. Hutcheson III
Zenas W. Hutcheson III
Its:	Senior Managing Director